Exhibit 99.1

Neiman Marcus, Inc. Reports January Revenues

DALLAS--(BUSINESS WIRE)--February 3, 2009--Neiman Marcus, Inc. announced the following preliminary company-wide revenues for January 2009.

	4 weeks ended

	January 31, 2009	January 26, 2008	% Change

Total Revenues	$223 million	$290 million	(23.1%)

Comparable Revenues	$219 million	$290 million	(24.4%)

	13 weeks ended (2nd Fiscal Quarter)

	January 31, 2009	January 26, 2008	% Change

Total Revenues	$1,079 million	$1,374 million	(21.4%)

Comparable Revenues	$1,061 million	$1,374 million	(22.8%)

In the four-week January period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, decreased 25.8 percent. The Company experienced weakness across all geographies and merchandise categories in the Specialty Retail Stores segment.

Comparable revenues at Neiman Marcus Direct in the four-week January period decreased 18.3 percent. The top selling merchandise categories in the Direct Marketing segment included women’s apparel and men’s furnishings.

Comparable revenues for Neiman Marcus, Inc. for the second quarter of fiscal year 2009 decreased 22.8 percent. For the second quarter of fiscal year 2009 Specialty Retail Stores comparable revenues decreased 25.0 percent which represents a comparable revenue decrease of 25.3 percent at Neiman Marcus Stores and 23.4 percent at Bergdorf Goodman. Neiman Marcus Direct second quarter fiscal year 2009 revenues were 12.1 percent below last year.

"As expected, the second quarter was very challenging due to the sharp decline in customer demand in connection with the current economic environment and continued volatility of the financial markets," said Burton M. Tansky, Chairman and CEO of the Company. "In order to stimulate sales and reduce our inventory levels, we were much more promotional than in prior years. We currently anticipate a significant decrease in our gross margins and a deleveraging of expenses caused by the decline in revenues. As a result, we currently expect to report a net loss for the Company for the second quarter.”

Mr. Tansky added, “During these very challenging times, we have been and continue to focus on increasing sales, reducing inventory levels and implementing numerous expense initiatives. Regardless of the business conditions, we will never waiver from our commitment of providing the highest level of service to our customers.”

Further, Mr. Tansky said, “From a liquidity standpoint, we ended the second quarter with approximately $220 million of cash and have $576 million availability on our $600 million asset-based revolving credit facility. Further, we continue to evaluate our capital expenditure plan for fiscal year 2009 and are eliminating or delaying certain projects to provide additional liquidity.”

The Company’s four-week reporting period is consistent with last year and reflects a 4-5-4 week second quarter.

Neiman Marcus, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both online and print catalog operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the Company’s success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely effect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

CONTACT:
Neiman Marcus, Inc.
James E. Skinner, 214-757-2954
Executive Vice President and Chief Financial Officer
or
Stacie Shirley, 214-757-2967
Vice President – Finance and Treasurer